Exhibit 10.6

LICENSE AGREEMENT

This License Agreement (“Agreement”) is effective as of August 19, 2020 (“Effective Date”) and is entered into by and between OS Therapies Incorporated, a Delaware corporation (“Licensee”), and BlinkBio, Inc. , a Delaware corporation (“BlinkBio”). Licensee and BlinkBio may each be referred to herein individually as a “Party” and together as the “Parties.”

Background

A.	BlinkBio owns or controls certain proprietary rights, regulatory approvals, know-how, technology and other assets related to Products (defined below).

B.	Licensee is a biotechnology company focused on discovering, developing, and commercializing therapeutic products.

C.	BlinkBio desires to grant to Licensee, and Licensee desires to obtain from BlinkBio, a license to intellectual property controlled by BlinkBio for the development, manufacturing, and commercialization of Products, all under the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing premises and the covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, have the respective meanings set forth below.

1.1 “Accounting Standards” means (a) United States generally accepted accounting principles (GAAP) or (b) International Financial Reporting Standards (IFRS); in each case, as consistently applied throughout the organization of a particular Selling Entity and its Affiliates.

1.2 “Affiliate” means, with respect to any Entity, any Entity that is directly or indirectly controlling, controlled by or under common control with such Entity. For purposes of this definition, “control” of an Entity means (a) the ownership, direct or indirect, beneficial or legal, of at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a person in a particular jurisdiction) of such Entity, or such other comparable ownership interest with respect to any Entity other than a corporation, or (b) the power, direct or indirect, to direct or cause the direction of the management and policies of such Entity, whether by contract or otherwise.

1.3 “BLA” means a biologics license application submitted to the FDA pursuant to 21 C.F.R. §601.2.

1.4 “BlinkBio Know-How” means all Know-How that is Controlled by BlinkBio as of the Effective Date or during the Term that is necessary or useful for the research, development, manufacture, or Commercialization of Products.

1.5 “BlinkBio Materials” means any compounds, biological materials, research tools or other tangible materials that constitute BlinkBio Know-How and that BlinkBio provides to Licensee hereunder.

1.6 “BlinkBio Patents” means the Patents set forth on Exhibit A, and any Patents Controlled by BlinkBio as of the Effective Date or during the Term that are necessary or useful for the research, development, manufacture, or Commercialization of Products.

1.7 “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.8 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9 “Change of Control” means with respect to either Party: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the then outstanding voting equity securities or other voting interests of such Party (excluding, for clarity, an acquisition by a Third Party where the stockholders of such acquired Entity immediately prior to such transaction hold a majority of the voting shares of outstanding capital stock of the surviving entity immediately following such transaction); (b) any merger, reorganization, consolidation or business combinations involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale of all or substantially all of the assets of such Party or the assets to which this Agreement relates in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (a), (b) or (c), and such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the “Acquirer”.

1.10 “Co-Exclusive Target” means any Target other than the Exclusive Target.

1.11 “Co-Exclusive TDC” means a TDC that is directed toward, binds to, or Modifies a Co-Exclusive Target.

1.12 “Co-Exclusive Product” means any therapeutic product for any human or animal indication containing a Co-Exclusive TDC, where such product (i) is Covered by a Valid Claim in a patent within BlinkBio Patents; and/or (ii) includes, comprises or employs BlinkBio Know-How.

1.13 “Combination Product” means: (a) a pharmaceutical product that consists of a Product and at least one other clinically active ingredient that is not a Product in a fixed dose combination; or (b) any combination of a Product and another pharmaceutical product that contains at least one other clinically active ingredient that is not a Product, where such products are not formulated together but are sold together as a single product in a single package and invoiced as one product. The other clinically active ingredient(s) in clause (a) and the other pharmaceutical product(s) in clause (b) are each referred to as the “Other Product(s)”.

1.14 “Commercial Sublicensee” means any Third Party that receives rights from Licensee to Commercialize Products.

1.15 “Commercialize” or “Commercialization” means any and all activities directed to the offering for sale and sale of Products, including (a) manufacturing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell Products; (b) order processing, handling of returns and recalls, booking of sales and transporting Products for commercial sale; (c) the conduct of any post-approval clinical trials involving Products; (d) interacting with Regulatory Authorities regarding the above; and (e) seeking and obtaining pricing approvals and reimbursement approvals (as applicable) for Products.

1.16 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable efforts to accomplish such objective as a similarly situated company in the biotechnology industry, with similar resources and funding, would normally use to accomplish a similar objective under similar circumstances, and in all cases taking into account: (i) the expected and actual competitiveness of alternative Third Party products (including generic or biosimilar products) under development or sold in the marketplace; (ii) the nature and extent of expected and actual market exclusivity (including patent coverage, regulatory and other exclusivity) of Product; (iii) the likelihood of Regulatory Approval given the regulatory structure involved, including regulatory or data exclusivity; and (iv) other relevant factors, including legal, medical, scientific, technical and commercial factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular product, and it is anticipated that the level of effort for any product will be different for different markets and indications, and will change over time.

1.17 “Completion” means, with respect to any phase of a clinical trial, the earliest of the date on which (1) all data relating to that phase of the clinical trial is collected in accordance with the applicable protocol, (2) the database is locked, or (3) the sponsor commences patient enrollment for a subsequent phase of the clinical study.

1.18 “Control” means, with respect to any material, Patent or Know How, that BlinkBio (a) owns or has a license to such material, patent right or Know How and (b) has the ability to grant to Licensee access, a license or a sublicense (as applicable) to such material, patent right or Know How as provided for herein without requiring consent from a Third Party or violating the terms of any agreement or other arrangement with any Third Party; provided that, with respect to any material, Patent or Know-How obtained by BlinkBio after the Effective Date from a Third Party, BlinkBio shall be deemed to Control such material, Patent or Know-How only if it possesses the right to grant such license, sublicense, or other right thereto without being obligated to pay any royalties or other consideration therefor unless Licensee agrees in advance of any grant of rights thereto to pay such royalties or other consideration. “Controlled” shall have the correlative meaning. Any item or right possessed, owned or controlled by a Third Party that is an Acquirer of BlinkBio after the Effective Date shall not be deemed to be Controlled by BlinkBio.

1.19 “Cover” and “Covered” means where a Valid Claim would (absent a license thereunder or ownership thereof) be infringed by the manufacture, use, sale or import of the applicable product or performance of the applicable process; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be infringed, it shall be treated as if issued in the form then currently being prosecuted.

1.20 “EMA” means the European Medicines Agency or any successor entity thereto.

1.21 “EU” means all current and future countries within the continent of Europe, including for the avoidance of doubt the Republic of Ireland and Iceland.

1.22 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.23 “Entity” means any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.24 “Exclusive Target” means the Folate Receptor Alpha.

1.25 “Exclusive TDC” means a TDC that is directed toward, binds to, or Modifies the Exclusive Target.

1.26 “Exclusive Product” means any therapeutic product for any human or animal indication containing an Exclusive TDC, where such product (i) is Covered by a Valid Claim in a patent within BlinkBio Patents; and/or (ii) includes, comprises or employs BlinkBio Know-How.

1.27 “First Commercial Sale” means, with respect to a particular Product in a particular country, the first sale of such Product in such country after all applicable Regulatory Approvals have been obtained.

1.28 “Know-How” means any tangible and intangible information, data, results, and materials, discoveries, improvements, inventions, compositions of matter, cell lines, assays, sequences, processes, methods, knowledge, protocols, formulas, utility, formulations, inventions (whether patentable or not), know-how and trade secrets, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, in each case that either Party treats as confidential or proprietary information and that is not generally known by the public, but excluding any of the foregoing to the extent claimed in any Patents.

1.29 “Licensed IP” means the BlinkBio Patents, BlinkBio Materials and BlinkBio Know-How.

1.30 “MAA” means a Marketing Authorization Application for Regulatory Approval of a Licensed Product that is filed with the EMA.

1.31 “Modify”, with respect to a molecule or compound of a Target, means the mechanism of action by which such molecule or compound directly impacts the function or activity of the Target.

1.32 “NDA” means any new drug application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. Part 314 et seq.

1.33 “Net Sales” means the gross amounts invoiced by Licensee and its Affiliates and Commercial Sublicensees (each a “Selling Entity”) for the sale or distribution of any Product, less:

1.33.1 quantity, trade and cash discounts, and other usual and customary discounts to customers actually taken;

1.33.2 credits, rebates and chargebacks (including those to managed-care entities and government agencies) and credits or allowances granted upon rejections or returns of such Product, including for recalls, short-dated or damaged goods, or on account of retroactive price reductions affecting such Product;

1.33.3 government mandated payments and rebates and fees;

1.33.4 reasonable transportation charges relating to Product(s), including handling charges and insurance premiums relating thereto to the extent included as a separate entry on the invoice for such product;

1.33.5 non-recoverable sales taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48)), use taxes, VAT and duties paid by the Selling Entity in relation to Product(s) and any other equivalent governmental charges imposed upon the importation, use or sale of Product(s) (excluding taxes when assessed on income derived from sales);

1.33.6 commercially reasonable and customary fees paid to distributors, including wholesalers and group purchasing organizations, but not including any third party logistics fees (but excluding commissions); and

1.33.7 bad debts or otherwise uncollectible amounts actually written off that are attributable to the sale of the Product (but in any event not to exceed five percent (5%) of the amount invoiced).

Net Sales will be determined from books and records maintained in accordance with the Accounting Standards of the applicable Selling Entity, consistently applied throughout the organization and across all products of such Selling Entity whose sales of Products are giving rise to Net Sales.

Notwithstanding the foregoing, “Net Sales” excludes any amounts invoiced for sales of Products supplied for (i) preclinical or clinical testing in connection with obtaining or maintaining Regulatory Approval of any Products, (ii) bona fide charitable purposes, (iii) early access, compassionate use or named patient programs, or (iv) reasonable quantities of Products provided for purposes of promoting such Products and for which no compensation has been received.

Notwithstanding the foregoing, amounts billed for the sale of a Product among Selling Entities for subsequent resale by a Selling Entity shall not be included in the computation of Net Sales hereunder. If a sale or other disposition with respect to a Product is not at arm’s length, then the Net Sales from such sale or other disposition shall be the arm’s length fair market value of such Product, which shall mean the applicable average sales price of such Product for the Calendar Quarter in the country in which the sale took place.

For purposes of calculating the Net Sales for Products sold and invoiced as a whole as bundled with other products, deductions shall be apportioned across all products in the bundle on a fair and reasonable basis, provided that the percentage rebate or discount apportioned to the Product shall not exceed the percentage rebate or discount applied in total to the bundled products. Similarly, the total price payable for a bundled product shall be apportioned between the Product and the other product within the bundle and determined by the Parties in good faith.

Net Sales for a Combination Product in a country shall be calculated as follows:

(i) If the Product and Other Product(s) each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the gross amount invoiced in such country of the Product sold separately in the same formulation and dosage, and B is the (sum of the) gross amount invoiced in such country of the Other Product(s) sold separately in the same formulation and dosage, during the applicable Calendar Year.

(ii) If the Product is sold independently of the Other Product(s) in such country, but the public or list price of the Other Product(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the public or list price in such country of such Product sold independently and C is the public or list price in such country of the Combination Product.

(iii) If the Other Product(s) are sold independently of the Product therein in such country, but the public or list price of such Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction 1-B/C, where B is the (sum of the) public or list price(s) in such country of the Other Product(s) and C is the gross amount invoiced in such country of the Combination Product.

If neither the Product nor the Other Product(s) is sold independently in such country a market price for the Product and the Other Product(s) shall be negotiated by the Parties in good faith based upon the allocation of costs, overhead and profit as are then incurred for such Combination Product.

1.34 “Patent” means any provisional and non-provisional patents and patent applications, together with all certificates of invention and applications for certificates of invention, additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

1.35 “Phase I Clinical Trial” means a human clinical trial of a Product on sufficient numbers of healthy volunteers and/or patients conducted in a manner generally consistent with US regulation 21 CFR § 312.21(a) or its non-US equivalents and is designed to establish that such Product is safe for its intended use and to support its continued testing in a Phase II Clinical Trial or a Phase III Clinical Trial.

1.36 “Phase II Clinical Trial” means a human clinical trial of a Product that uses the information obtained from one or more previously conducted Phase 1 Clinical Trial(s) that is designed to provide a preliminary determination of safety of such Product in the target patient population over a range of doses and dose regimens and is conducted in a manner generally consistent with US regulation 21 CFR § 312.21(b) or its non-US equivalents.

1.37 “Phase III Clinical Trial” means a pivotal human clinical trial of a Product designed to ascertain efficacy and safety of such Product in a manner that is generally consistent with 21 C.F.R. §312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an NDA or a Pre-Market Approval or a 510(k) notification.

1.38 “Product” means both a Co-Exclusive Product and an Exclusive Product.

1.39 “Prosecute(ion)” means, with respect to a Patent, preparing, filing, prosecuting and maintaining such Patent, including any interference and opposition proceedings, reissue, post-grant reviews, inter partes review, re-examination and applications for patent term extensions, and all appeals or petitions to any agency, board or court related to any of the foregoing.

1.40 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations, of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, advertisement, commercialization and/or sale of the Product in a country, regulatory jurisdiction or region, including, where applicable (a) reimbursement or pricing approvals, (b) pre- and post-approval marketing authorizations and (c) labelling approvals.

1.41 “Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, notified body, department, bureau, commission, council or other governmental entity responsible for overseeing the development (including the conduct of clinical trials), manufacture, release, distribution, importation, exportation, transport, storage, marketing, price, reimbursement, promotion, offer for sale, use, or sale of the Product in any country, regulatory jurisdiction or region.

1.42 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing upon the Effective Date and ending upon the later of (i) the date on which there is no longer a Valid Claim that Covers such Product in such country; or (ii) twelve (12) years after the First Commercial Sale of the first Product in such country.

1.43 “Target” means a protein, enzyme, ion channel, receptor, nucleic acid, gene, or other biologic entity that can be bound to or Modified by a TDC.

1.44 “TDC” means a tunable drug conjugate, and refers to therapeutic molecules derived from BlinkBio’s proprietary drug conjugate technology which utilizes silicon based linker technology and silicon containing payloads, which drug conjugate technology is claimed, described and/or disclosed within the BlinkBio Patents. For the avoidance of doubt, TDCs may comprise any form of targeting moiety (such as an antibody or small molecule) that is connected to proprietary linker, payload (typically organized into payload cassettes), and spacer elements.

1.45 “Territory” means worldwide.

1.46 “Third Party” means any person, corporation or other entity other than a Party or the Affiliate of a Party.

1.47 “UK” means the United Kingdom (and for the avoidance of doubt includes each of England, Scotland, Wales and Northern Ireland).

1.48 “Valid Claim” means an issued and unexpired claim of a patent, or a claim of a pending patent application, included in the BlinkBio Patents, that: (i) has not been held unpatentable, invalid or unenforceable by a court or other government entity of competent jurisdiction in a decision from which no appeal can be or has been taken; and (ii) which has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise; provided, however, that if a claim of a pending patent application within the BlinkBio Patents shall not have issued within seven (7) years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim (from and after which time the same would be deemed a Valid Claim).

2.	License Grants.

2.1 License Grants.

2.1.1 Exclusive License Grant. Subject to the terms and conditions of this Agreement, and commencing upon BlinkBio’s receipt of the Up Front Payment (defined in Section 5), BlinkBio hereby grants to Licensee an exclusive (even as to BlinkBio), royalty-bearing license under the Licensed IP, with the right to grant sublicenses to Commercial Sublicensees subject to Section 2.2, solely to make, have made, research, develop, use, sell, offer for sale, export and import Exclusive Products in the Territory.

2.1.2 Co-Exclusive License Grant. Subject to the terms and conditions of this Agreement, and commencing upon BlinkBio’s receipt of the Up Front Payment (defined in Section 5), BlinkBio hereby grants to Licensee a co-exclusive (i.e., exclusive only as between Licensee on the one hand, and BlinkBio or its authorized Third Party licensee (“Co-Exclusive Licensee”) on the other hand), royalty-bearing license under the Licensed IP, with the right to grant sublicenses subject to Section 2.2, solely to make, have made, research, develop, use, sell, offer for sale, export and import Co-Exclusive Products in the Territory.

2.1.3 Affiliates. Licensee may permit its Affiliates to exercise the above licenses and Licensee assumes full responsibility and liability for the performance of its Affiliates pursuant to this Agreement and any breach by its Affiliates of this Agreement.

2.2 Right to Sublicense. Licensee may grant sublicenses through multiple tiers under the licenses granted to it under Section 2.1 to Commercial Sublicensees subject to the execution by each such Commercial Sublicensee of a written agreement containing provisions with respect to confidentiality that are consistent with Section 8; provided, that, (i) it shall be a condition of any such sublicense granted that the Commercial Sublicensee agrees to be bound by the terms of this Agreement applicable to the Commercialization of Products; (ii) Licensee will remain responsible for all of its obligations under this Agreement; and (iii) Licensee shall ensure that such Commercial Sublicensee fulfills all of Licensee’s obligations under this Agreement applicable to the subject matter of such sublicense. Licensee shall provide BlinkBio with a fully-executed copy of each agreement (including amendment) with a Commercial Sublicensee (redacted as necessary to protect confidential or commercially sensitive information) promptly after the execution thereof. If a Commercial Sublicensee commits any act or omission that would be a breach of this Agreement, Licensee shall be liable and responsible to BlinkBio for such breach.

2.3 Reservation of Rights; No Implied Licenses. BlinkBio retains all rights not expressly granted herein to Licensee. Except as expressly set forth in Section 2.1, neither Party shall acquire any license, interest or other rights, whether by implication, estoppel or otherwise, in or to any intellectual property or proprietary rights owned or controlled by the other Party.

3. Diligence Obligations of Licensee. Licensee shall (i) file an IND for a Product on or before twenty four (24) months from the Effective Date; and (ii) complete a randomized Phase II Clinical Trial or a Phase III Clinical Trial by the sixth (6th) anniversary of the Effective Date. Licensee (itself or through its Affiliates or Commercial Sublicensees) shall, on a diligent basis, use Commercially Reasonable Efforts to Commercialize each approved Product promptly upon receipt of such approval and on a continuous basis throughout the Term. Licensee shall deliver semi-annual progress reports to BlinkBio within sixty (60) days following the end of each six (6) month period, in such form as reasonably requested by BlinkBio, containing information sufficient to illustrate compliance with this Section 3 and specifically including the progress of efforts to develop and commercialize all Products, the status of Product regulatory filings, correspondence and approvals, and Licensee’s forecasted Product development and commercialization efforts, and such other information as BlinkBio may reasonably request. Licensee and its Affiliates shall conduct their activities hereunder in compliance with all applicable laws, rules and regulations, including guidance of applicable Regulatory Authorities.

4. Disclosure of Know-How. Promptly after the Effective Date, BlinkBio shall disclose and make available to Licensee the BlinkBio Know-How that exists as of the Effective Date as summarized on Exhibit C. Licensee and its designees and representatives shall use BlinkBio Materials solely for the purposes of, and in compliance with, this Agreement (including Section 8), and in compliance with all applicable laws, rules and regulations. THE BLINKBIO MATERIALS ARE SUPPLIED “AS IS” WITH NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, EXCLUSIVITY, OR FITNESS FOR A PARTICULAR PURPOSE. BLINKBIO MATERIALS DELIVERED PURSUANT TO THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES. WITHOUT LIMITING ANY OTHER OBLIGATION UNDER THIS AGREEMENT, LICENSEE SHALL HANDLE BLINKBIO MATERIALS ACCORDINGLY. Except as otherwise provided for under Section 12, Licensee assumes all liability for damages arising from the handling, use, storage or disposal of BlinkBio Materials received from BlinkBio and BlinkBio shall not be liable for any loss, claim or demand made by Licensee, or made against Licensee by any Third Party, due to or arising from the handling, use, storage or disposal of BlinkBio Materials, except to the extent caused by the gross negligence or wilful misconduct of BlinkBio.

5. License Fee. Licensee shall pay BlinkBio an upfront, non-refundable, non-creditable license fee of Three Hundred Thousand Dollars (USD $300,000.00) (“Up Front Fee”), payable within five (5) Business Days after the Effective Date.

6. Equity Grant. As additional consideration for the rights and licenses granted by BlinkBio to Licensee under this Agreement, Licensee shall, on or promptly following the Effective Date, but in any event no later than 10 business days after the Effective Date (such date, the “Issue Date”), issue to BlinkBio the Unsecured Convertible Note attached hereto as Exhibit B (the “Convertible Note”), which shall be convertible into equity of Licensee on the terms and conditions set forth in the Convertible Note. Notwithstanding anything to the contrary contained in this Agreement, (i) the failure of Licensee to issue the Convertible Note within 10 business days after the Effective Date and/or (ii) the failure of Licensee to timely issue the Conversion Shares (as defined in, and pursuant to the terms of the Convertible Note), shall, in each case, be deemed a material breach of this Agreement not subject to cure; and, in connection therewith and notwithstanding Section 11.3, and without limiting BlinkBio’s other available remedies, BlinkBio shall have the unilateral right, in its sole discretion, to terminate this Agreement and retain (i) the license fee paid to BlinkBio pursuant to Section 5, which shall remain non-refundable and non-creditable and (ii) any other cash consideration paid by or due and payable from Licensee to BlinkBio. Prior to the conversion of the Convertible Note into equity of the Licensee pursuant to its terms, Licensee shall provide to BlinkBio a true, correct and complete capitalization table of Licensee, setting forth all issued and outstanding shares of Licensee’s capital stock, all options, warrants, and other rights to acquire shares of capital stock of Licensee, together with a schedule setting forth all outstanding convertible promissory notes issued by Licensee, in each case, as of immediately prior to such conversion.

7. Royalty and Milestone Payments.

7.1 Royalty. During the Royalty Term, Licensee will pay to BlinkBio a royalty of six percent (6%) of Net Sales. On a Product-by-Product and country-by-country basis during the Royalty Term, in a country in which no Valid Claim Covers the manufacture, use or sale of a Product, the royalty on Net Sales of such Product in such country shall be reduced to three percent (3%).

7.2 Royalty Reports. Within sixty (60) days after the end of each Calendar Quarter, commencing upon the Calendar Quarter in which the First Commercial Sale occurs, Licensee shall deliver to BlinkBio a report (a “Royalty Report”) setting out, on a country-by-country and Selling Entity-by-Selling Entity basis: (i) gross sales of Products in the relevant Calendar Quarter, (ii) the calculation of Net Sales of Products from such gross sales, including itemization of permitted deductions; and (iii) the total royalties due. If no Royalty is due for such Calendar Quarter, Licensee shall so report.

7.3 Royalty Payment. Simultaneously with the delivery of each Royalty Report, Licensee shall pay to BlinkBio the royalties (if any) due to BlinkBio for the Calendar Quarter covered by such Royalty Report.

7.4 Milestones.

7.4.1 Milestone and Milestone Payments. Licensee shall make the cash payments set forth below (each, a “Milestone Payment”), by wire transfer of immediately available funds, to BlinkBio within thirty (30) days of the occurrence of each milestone set forth below with respect to the first Product to attain each such milestone (each a “Milestone”), except that the first Milestone below shall apply with respect to Licensee’s first Product candidate:

Milestone Bearing Event	Milestone Payment
Commencement of a toxicology study commenced pursuant to Good Laboratory Practices (per 21 CFR Part 58) such that any resulting positive data would be admissible to applicable Regulatory Authorities to support an IND (commonly referred to as “GLP-Tox”)	USD $375,000
Completion of a Phase I Clinical Trial	USD $1,500,000
Completion of a Phase II Clinical Trial	USD $2,500,000
Filing of an NDA, BLA, or MAA registration (or the equivalent in any other territory around the world)	USD $6,000,000
Regulatory Approval in the first of the United States, within the EU, or within the UK	USD $12,000,000

For the avoidance of doubt, each Milestone Payment shall be payable only once, and the aggregate amount of Milestone Payments payable hereunder shall not exceed twenty two million dollars (USD $22,375,000.00). A Milestone may be achieved by Licensee or its Affiliate or a Commercial Sublicensee.

7.4.2 Milestone Notifications. Licensee shall notify BlinkBio within ten (10) days of the achievement of each Milestone. If BlinkBio notifies Licensee that BlinkBio believes a Milestone has been achieved, Licensee shall have twenty (20) days to respond to BlinkBio by notice either with (a) Licensee’s agreement that such Milestone has been achieved, or (b) a detailed description of any remaining requirements for the achievement of such Milestone.

7.5 Taxes.

7.5.1 Payment of Tax. Each Party shall be solely responsible for the payment of any and all taxes levied on its income arising directly or indirectly from amounts payable by the parties under this Agreement. If applicable laws require that taxes be deducted and withheld from a payment made by Licensee to BlinkBio pursuant to this Section 7, Licensee shall (i) deduct those taxes from the payment; (ii) pay the taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of payment to BlinkBio within sixty (60) days following that payment.

7.5.2 Cooperation; Tax Residence Certificate. The Parties shall cooperate and use commercially reasonable efforts to reduce the taxes attributable to the payments made hereunder. In addition, BlinkBio may provide Licensee with any tax forms that may be reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under any applicable bilateral income tax treaty, including appropriate certification from relevant revenue authorities that BlinkBio is a tax resident of a jurisdiction that is a party to such income tax treaty (a “Tax Residence Certificate”). Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

7.5.3 Assessment. Licensee or BlinkBio may, at its own expense, protest any assessment, proposed assessment, or other claim by any governmental entity for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by applicable law. The other Party shall reasonably cooperate with the protesting Party, at its request and expense, in any protest by providing records and such additional information as may reasonably be necessary for such Party to pursue such protest.

7.6 Records; Audits. For three (3) years after the end of each Calendar Year, each Selling Entity will keep complete and accurate records of its Net Sales in such Calendar Year and any records relevant to the calculation of royalties payable to BlinkBio in respect of such Net Sales in sufficient detail to allow an auditor to confirm the accuracy of the relevant royalty reports and royalty payments hereunder.

(a) Upon sixty (60) days’ prior written request of BlinkBio and not more than once in each Calendar Year, each Selling Entity shall permit an independent certified public accounting firm of nationally recognized standing selected by BlinkBio, at BlinkBio’s expense, to have access during normal business hours to such records of each Selling Entity as may be reasonably necessary to verify the accuracy of royalty reports hereunder for any Calendar Year ending not more than three (3) years prior to the date of such request; provided that if BlinkBio has timely commenced an audit with respect to any earlier time period and such audit shall be pending or its results disputed, BlinkBio shall have continued access to the records of such earlier time period.

(b) If such accounting firm identifies an underpayment made by a Selling Entity during such period, Licensee shall pay BlinkBio the amount of such underpayment (along with interest in accordance with Section 7.7) within thirty (30) days of the date BlinkBio delivers to Licensee such accounting firm’s written report so concluding. If such audit uncovers an underpayment by a Selling Entity that exceeds five percent (5%) of the total payment due for the period under audit, then Licensee shall pay the fees and expenses of such (accounting firm whether previously paid by BlinkBio or then due) within thirty (30) days of BlinkBio’s invoice.

7.7 Payment Methods. All amounts specified in, and all payments to be made under, this Agreement shall be in U.S. dollars. All payments shall be made by wire transfer of immediately available funds in U.S. dollars into an account designated in writing by BlinkBio. If any currency conversion shall be required in connection with the payment of any royalties, such conversion shall be made by Licensee by using the average of the exchange rates for the purchase and sale of U.S. dollars reported by The Wall Street Journal on the last business day of the Calendar Quarter to which such royalty relates. If any payment is not made when due, simple interest shall thereafter accrue on the sum due until the date of payment at the per annum rate of ten percent (10%) or, if lower, the maximum rate permitted by applicable law.

8. Confidentiality.

8.1 Confidential Information. “Confidential Information” means any data, information or material disclosed by one Party (the “Disclosing Party”), whether in writing, visually, orally or in electronic medium to the other Party (the “Receiving Party”) in connection with this Agreement. Except as expressly set forth herein, the terms of this Agreement shall be kept confidential by each Party in accordance with this Section 8.

8.2 Nondisclosure and Non-Use Obligations. The Receiving Party shall maintain in confidence all Confidential Information of the Disclosing Party, shall not disclose such Confidential Information to any Affiliate of the Receiving Party or to any Third Party, and shall not use such Confidential Information for any purpose except to exercise such Party’s rights or fulfill its obligations under this Agreement.

8.3 Exceptions. Each Party’s confidentiality and non-use obligations under this Agreement shall not apply to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can demonstrate with competent written proof:

8.3.1 is known by the Receiving Party at the time of its receipt, without obligation of confidentiality or non-use, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;

8.3.2 is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party or with the consent of the Disclosing Party;

8.3.3 is subsequently disclosed to the Receiving Party, without obligation of confidentiality or non-use, by a Third Party who may lawfully do so and who is not under an obligation of confidentiality to the Disclosing Party; or

8.3.4 is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party and without the aid, application or use of the Disclosing Party’s Confidential Information, and such independent development is properly documented by the Receiving Party.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

8.4 Permitted Disclosure. Nothing in this Section 8 shall restrict the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent that such disclosure:

8.4.1 is made to the Receiving Party’s or its Affiliates’ employees, agents, officers and directors, and for Licensee, its Commercial Sublicensees (“Representatives”) for purposes the Receiving Party reasonably deems necessary for the exploitation of its rights or fulfillment of its obligations under this Agreement, provided that all such Representatives agree to be bound by, or are otherwise bound by, confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement, and the Receiving Party shall be responsible for and liable under this Agreement with respect to any breach of its confidentiality and non-use obligation caused by its Representatives;

8.4.2 is deemed necessary by the Receiving Party to be disclosed in confidence to its attorneys, accountants, potential or actual acquirers, potential or actual (sub)licensees or collaboration partners, merger candidates or investors or venture capital firms, investment bankers or other financial institutions or investors; provided that, all such recipients are, or agree to be, bound by reasonable confidentiality and non-use obligations; or

8.4.3 Is required to comply with applicable law, valid order of a court of competent jurisdiction, or other judicial or administrative process of governmental authority or agency, provided that the Receiving Party shall (i) promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party, where possible, an opportunity to challenge, limit or receive confidential treatment for the required disclosure, (ii) upon request, reasonably cooperate with any efforts by the Disclosing Party to challenge, limit or receive confidential treatment for, the required disclosure, (iii) only disclose the minimum Confidential Information necessary to comply, as determined by the Receiving Party’s legal counsel, and (iv) in the event of a limited disclosure of any Confidential Information as required by applicable law, continue to treat such information as Confidential Information of the Disclosing Party for all other purposes and subject to this Section 8.

BlinkBio may disclose the terms and conditions of this Agreement in confidence to the Co-Exclusive Licensee provided that the Co-Exclusive Licensee is, or agrees to be, bound by reasonable confidentiality and non-use obligations.

8.5 Publicity. Any other proposed publication, news release or other public announcement by a Party relating to this Agreement, the terms and conditions set forth herein, or to the performance hereunder that would disclose information other than that already expressly in the public domain prior to such publication, news release or other public announcement, shall only be made with the prior written consent of the other Party.

8.6 Disclosures Required by Securities Laws or Exchanges. Notwithstanding anything to the contrary in this Agreement, to the extent required by applicable (i) securities laws, including those promulgated by the U.S. Securities and Exchange Commission (the “SEC”), or (ii) any rules or requirements of stock exchanges on which equity securities of such Party may be listed, a Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the SEC (or equivalent foreign agency) (a “Required Disclosure”) after complying with the procedures set forth in this Section 8.6. If pursuant to a Required Disclosure a Party is required to disclose this Agreement, such Party shall, prior to any such Required Disclosure, prepare and send to the other Party for review a draft confidential treatment request and proposed redacted version of this Agreement to be filed with the SEC (or equivalent foreign agency) to request confidential treatment of this Agreement. The reviewing Party shall promptly (and in any event, no more than five business days after receipt of such confidential treatment request and proposed redactions) provide its reasonable comments, which the disclosing Party shall take into reasonable consideration. The Party seeking such disclosure of this Agreement shall exercise commercially reasonable efforts to obtain confidential treatment of this Agreement from the SEC (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party.

9. Intellectual Property.

9.1 Filing, Prosecution and Maintenance of Patents. BlinkBio shall have the exclusive right to Prosecute the BlinkBio Patents, and BlinkBio may transfer, assign, delegate and/or contract this right to Third Parties in its discretion. BlinkBio shall copy Licensee on all material correspondence from and to any patent office relating to the BlinkBio Patents, and shall provide Licensee with drafts of all filings relating to BlinkBio Patents at least fifteen (15) days (or with respect to initial filings of new patent applications thirty (30) days) before filing or submission. BlinkBio will take into good faith consideration Licensee’s comments prior to submitting such filings to the extent such comments are timely provided and it is practicable to do so. BlinkBio shall notify Licensee of any decision by BlinkBio or the Co-Exclusive Licensee not to Prosecute any of the BlinkBio Patents at least forty five (45) days prior to any filing or payment due date. In such event, Licensee shall, upon written notice to BlinkBio, have the right, but not the obligation, to file for, or continue prosecution or maintenance of, such BlinkBio Patent, at its own cost and expense. Except as otherwise specifically provided in this Section 9.1, as between the Parties, each Party shall have the sole right to control the preparation, prosecution and maintenance of Patents claiming inventions owned or controlled by such Party, at its own cost and expense.

9.2 Enforcement and Defense.

9.2.1 Enforcement. Each Party shall notify the other Party of any actual or threatened infringement or misappropriation of any Licensed IP by a Third Party (an “Infringement”), within thirty (30) days after such Party has knowledge of such Infringement. Licensee and BlinkBio shall thereafter consult and cooperate to determine a reasonable course of action.

9.2.2 Enforcement. If the Infringement relates exclusively to an Exclusive TDC, Exclusive Target or Exclusive Product, then Licensee, upon notice to BlinkBio, shall have the first right to initiate and prosecute such legal action (“Exclusive Infringement Action”) at its expense, provided that Licensee shall not enter into any settlement or compromise that could materially diminish or adversely affect the enforceability, validity, scope or duration of any Licensed IP, and Licensee may not control the defense of any declaratory judgment action relating to such Infringement. If Licensee elects not to, or does not, initiate and prosecute an Exclusive Infringement Action in a timely manner, then BlinkBio or its designee shall have the right to do so. If the Infringement relates to a Co-Exclusive TDC, Co-Exclusive Target or Co-Exclusive Product, then BlinkBio or the Co-Exclusive Licensee, upon notice to Licensee, shall have the first right to initiate and prosecute such legal action (“Co-Exclusive Infringement Action,” and together with an Exclusive Infringement Action, an “Infringement Action”) at its expense. If BlinkBio elects not to, or does not, initiate and prosecute a Co-Exclusive Infringement Action in a timely manner, and if the Co-Exclusive Licensee does not initiate and prosecute a Co-Exclusive Infringement Action in a timely manner, and if Licensee is actively developing or commercializing a Co-Exclusive Product at such time, then Licensee or its designee shall have the right to do so. The enforcing Party shall have the right to join the other Party as a party to such action if the other Party is a necessary party to such action, in which case the enforcing Party shall be responsible for the other Party’s costs and expenses incurred in joining such Infringement Action.

9.2.3 Cooperation. In connection with any Infringement Action, Licensee and BlinkBio shall reasonably cooperate and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by applicable law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto. The Parties shall also perform the foregoing for the benefit of the Co-Exclusive Licensee. Each Party shall have the right to be represented by counsel of its own choice at its own expense for any Infringement Action brought by the other Party.

9.2.4 Recovery. Any recovery obtained by either or both Licensee and BlinkBio in connection with or as a result of any Infringement Action, whether by settlement or otherwise, shall be shared in order as follows:

(a) The Parties shall recoup all of their respective costs and expenses incurred in connection with the action; and

(b) The Party initiating such action shall retain any remainder provided that if Licensee is the initiating Party, such remainder shall be shared sixty percent (60%) to Licensee and forty percent (40%) to BlinkBio.

9.3 Right of Negotiation. If BlinkBio does not, within nine (9) months of the Effective Date, either grant a license to a Third Party under BlinkBio’s co-exclusive rights under the Licensed IP, or assign all of BlinkBio’s right, title and interest in and to the Licensed IP to a Third Party, then BlinkBio will offer to either convert Licensee’s co-exclusive rights hereunder into exclusive rights, or to assign all of BlinkBio’s right, title and interest in and the Licensed IP to Licensee, in each case by notice. If Licensee notifies BlinkBio within five (5) days that Licensee wishes to accept the offer, then the Parties will negotiate diligently and in good faith with respect to the terms of such license or assignment for three (3) months from Licensee’s notice, during which time BlinkBio will not license or assign any of the Licensed IP to any Third Party.

10. Representations, Warranties and Disclaimers.

10.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

10.1.1 It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

10.1.2 This Agreement has been duly executed by it and is legally binding upon it, enforceable against such Party in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

10.1.3 The execution and delivery by such Party of this Agreement does not conflict in any material fashion with the terms of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable law.

10.2 Representations and Warranties of BlinkBio. BlinkBio represents and warrants to Licensee that as of the Effective Date:

10.2.1 it has sufficient title and ownership or other rights to the BlinkBio Patents listed on Exhibit A as is necessary to grant the licenses to Licensee to such BlinkBio Patents that BlinkBio grants pursuant to this Agreement;

10.2.2 the BlinkBio Patents listed on Exhibit A are not subject to any liens or encumbrances and BlinkBio has not granted to any Third Party any rights or licenses under such Patents that would conflict with the licenses granted to Licensee hereunder. No patent application or registration within the BlinkBio Patents is, to BlinkBio’s knowledge, subject of any pending interference, opposition, cancellation or patent protest;

10.2.3 no Third Party has made any claim or allegation to BlinkBio or its Affiliates in writing that a Third Party has any right or interest in or to the BlinkBio Patents listed on Exhibit A; and

10.2.4 BlinkBio has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that  the BlinkBio Patents listed on Exhibit A are invalid or unenforceable.

10.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY PATENTS, KNOW-HOW, INFORMATION, LICENSES, TECHNOLOGY, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. BLINKBIO MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE ENFORCEABILITY OR VALIDITY OF PATENTS OR PATENT RIGHTS OR THAT ANY PATENTS WILL ISSUE FROM PATENT APPLICATIONS.

11. Term and Termination.

11.1 Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier pursuant to this Section 11, shall expire, on a country-by-country basis, upon expiration of the last-to-expire Royalty Term. Upon expiration of this Agreement, the licenses granted to Licensee by BlinkBio under this Agreement shall be fully paid-up, irrevocable and non-exclusive.

11.2 Termination by Licensee. Licensee may terminate this Agreement in its entirety without cause at any time by giving BlinkBio sixty (60) days’ prior written notice of such termination.

11.3 Termination for Cause. Either Party may terminate this Agreement in its entirety at any time during the Term upon written notice if the other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days after such notice for any such breach. If the breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the non-breaching Party, and the breaching Party provides the non-breaching Party notice of such dispute within ten (10) days of receipt of such notice (“Notice of Dispute”), and if the breaching Party files a claim to resolve such dispute pursuant to Section 13.7 within thirty (30) days of its delivery of the Notice of Dispute, then the non-breaching Party shall not have the right to terminate this Agreement under this Section 11.3 unless and until a determination has been made in accordance with Section 13.7 that the breaching Party has materially breached the Agreement, and the breaching Party fails to cure such breach within ninety (90) days following such determination. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect. BlinkBio may terminate this Agreement upon notice to Licensee if BlinkBio does not receive the Up Front Payment when due pursuant to Section 5, without allowing opportunity to cure, and without regard to and notwithstanding the dispute resolution process in this Section 11.3.

11.4 Termination for Bankruptcy. Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any applicable law, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) calendar days after the filing thereof, or if the other Party shall commence a dissolution or liquidation of its assets, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors. All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of 11 U.S.C. §365(n) licenses of rights to “intellectual property” as defined in 11 U.S.C. §101(35A). The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code of the United States.

11.5 Termination for Patent Challenge. BlinkBio may terminate this Agreement upon notice to Licensee if Licensee or any of its Affiliates, individually or in association with any other person or entity, commences pursues or joins a legal action challenging the validity, enforceability or scope of any of the BlinkBio Patents (including by (i) filing a declaratory judgment action in which the applicable patent right is alleged to be invalid or unenforceable, (ii) citing prior art pursuant to 35 U.S.C. §301, filing a request for re-examination of the applicable patent right, or provoking or becoming party to an interference with the applicable patent right pursuant to 35 U.S.C. §135 or (iii) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against the applicable patent right, or petitioning for any form of administrative or judicial (or arbitration) review of the applicable patent tight, including post-grant review, inter partes review, or opposition proceedings) provided, however, that BlinkBio will not have the right to terminate this Agreement under this Section 11.5 for any such challenge by any Commercial Sublicensee if (a) Licensee terminates such sublicense within sixty (60) days of BlinkBio’s notice to Licensee under this Section 11.5 and (b) such challenge is dismissed, terminated or withdrawn (as applicable) within sixty (60) days of BlinkBio’s notice to Licensee under this Section 11.5 and not thereafter continued.

11.6 Consequences of Termination.

11.6.1 General. In the event of any termination of this Agreement, the following shall apply:

(a) All rights and licenses granted to Licensee under this Agreement shall immediately terminate.

(b) Within thirty (30) days after the termination effective date, Licensee shall pay all amounts payable to BlinkBio hereunder that have accrued but have not been paid as of the effective date of termination, as applicable.

(c) No later than thirty (30) days after the termination effective date, each Receiving Party shall return to the Disclosing Party (or, at the Disclosing Party’s request, shall destroy) all of the Disclosing Party’s Confidential Information (including all copies thereof) that are in such Party’s possession; provided, however, that the Receiving Party may retain one archival copy of the Disclosing Party’s Confidential Information in its confidential files solely for purposes of identifying its continuing obligations under this Agreement with respect thereto.

(d) No later than thirty (30) days after the termination effective date, Licensee shall return to BlinkBio (or, at BlinkBio’s request, shall destroy) all of the BlinkBio Materials that are remaining in Licensee’s possession or control.

(e) Within forty five (45) days of termination of this Agreement by Licensee pursuant to Section 11.2 or by BlinkBio pursuant to Sections 11.3, 11.4, or 11.5, Licensee shall:

(i) transfer to BlinkBio all of License’s right, title and interest in all Product regulatory filings and Regulatory Approvals and related information;

(ii) notify the applicable Regulatory Authorities and take any other actions reasonably necessary to effect the transfer in subsection (i) above, including upon BlinkBio’s request, providing a right of reference to any Regulatory Filings, drug approval applications or marketing approvals;

(iii) provide BlinkBio with copies of all correspondence between Licensee and such Regulatory Authorities relating to such Regulatory Filings, drug approval applications and marketing approvals; and

(iv) provide BlinkBio with copies of all clinical data and information that relate to the Product.

11.7 Effect on Sublicenses. Notwithstanding the foregoing, termination of this Agreement will not terminate any sublicense agreement executed by Licensee and a Commercial Sublicensee that is in effect as of the effective date of such termination in the Territory, where (a) the termination was not caused directly or indirectly by such Commercial Sublicensee; (b) as of the effective date of termination, the Commercial Sublicensee has complied with all of its obligations under the sublicense agreement, including all payment obligations; (c) all of such Commercial Sublicensee’s obligations under the applicable sublicense agreement will remain in effect; and (d) all of Licensee’s rights under such sublicense agreement will remain in effect, may be exercised by BlinkBio, and will inure to the exclusive benefit of BlinkBio.

11.8 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties. Termination of this Agreement is without prejudice to any of the other rights and remedies conferred on the non-breaching Party by this Agreement or under law or equity, including the right to pursue damages or equitable remedies and the right to pursue payment of any amounts owed by the non-breaching Party to the breaching Party after termination by the non-breaching Party pursuant to this Section 11. Sections 2.3, 7.6, 8, 10.3, 11.6, 11.7, 11.8, 12 and 13 shall survive expiration or termination of this Agreement.

12. Indemnification.

12.1 Indemnification by BlinkBio. BlinkBio shall indemnify, defend and hold Licensee, its Affiliates and its and their respective agents, employees, officers and directors (each a “Licensee Indemnitee”) harmless from and against any and all Third Party claims, suits, actions, demands, judgments, liabilities, expenses or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Licensee Losses”), to which any Licensee Indemnitee may become subject to the extent such Licensee Losses are caused by or result from: (a) a breach by BlinkBio or its Affiliates of any covenant, representation or warranty or other agreement made by BlinkBio in this Agreement; (b) the manufacture, use, handling, storage, import, export, sale, offer for sale, or other disposition of Co-Exclusive Products by any BlinkBio Indemnitee; or (c) the gross negligence or willful misconduct of any BlinkBio Indemnitee.

12.2 Indemnification by Licensee. Licensee shall indemnify, defend, and hold BlinkBio, its Affiliates and its and their respective agents, employees, officers and directors (each a “BlinkBio Indemnitee”) harmless from and against any and all Third Party claims, suits, actions, demands, judgments, liabilities, expenses, or losses, including reasonable legal expenses and attorneys’ fees (collectively, “BlinkBio Losses”) to which any BlinkBio Indemnitee may become subject to the extent such BlinkBio Losses are caused by or result from: (a) the exercise by any Licensee Indemnitee of Licensee’s license or rights hereunder; (b) the manufacture, use, handling, storage, import, export, sale, offer for sale, or other disposition of Products by any Licensee Indemnitee or any Commercial Sublicensee or any of their designees, representatives or agents; (c) a breach by Licensee or its Affiliates of any covenant, representation, warranty or other agreement made by Licensee in this Agreement; or (d) the gross negligence or willful misconduct of any Licensee Indemnitee.

12.3 Notice of Indemnification Obligation and Defense. As used in this Section 12.3, “Losses” means, as applicable, BlinkBio Losses or Licensee Losses, and “Indemnitees” means, as applicable, BlinkBio Indemnitees or Licensee Indemnitees. Any Party entitled to indemnification under Section 12.1 or Section 12.2 shall promptly give notice to the indemnifying Party of any actual or potential Losses of which it becomes aware that may be subject to indemnification hereunder, but the failure or delay to so notify the indemnifying Party shall not relieve the indemnifying Party from any liability under Section 12.1 or Section 12.2 except to the extent that the indemnifying Party’s ability to defend against such Losses was actually prejudiced as a result of such failure or delay. The indemnifying Party shall have the right to assume and control the defense of such Losses (at its own expense) with outside counsel of its choice and reasonably satisfactory to the indemnified Party; provided, however, that the indemnified Party may retain and be represented by its own counsel (at its own expense) in connection therewith. The indemnified Party shall, upon request, reasonably cooperate with the indemnifying Party and its legal representatives in connection with the investigation and defense of such Losses, including by providing or otherwise making available information in its possession with respect thereto, at the indemnifying Party’s expense. The indemnified Party shall not settle or otherwise resolve any claim, suit, action, or demand related to any Losses without the prior written consent of the indemnifying Party. The indemnifying Party shall not settle or resolve any claim, suit, action or demand related to any Losses without the prior written consent of the indemnified Party if such settlement or other resolution would (a) result in the admission of any liability or fault on behalf of the indemnified Party or its Indemnitees, (b) result in or impose any payment obligations upon the indemnified Party that will not be paid by the indemnifying Party, (c) or subject the indemnified Party to an injunction. In addition, Licensee may not settle or otherwise resolve any clam, suit, action or demand relating to any Losses that may adversely affect the scope, validity or enforceability of the Licensed IP without BlinkBio’s prior written consent.

13. General Provisions.

13.1 Certain Conventions; Interpretation. Any reference in this Agreement to a Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to a Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) references to “day” mean calendar days, (e) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and (f) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “or”, unless the context is clear that only one of the options described may apply. And, unless the context clearly and unmistakably requires otherwise, terms such as “Party A shall or will take Action X” mean that Party A is required to take Action X; likewise, terms such as “Party B shall not or may not take Action Z” means that Party B is prohibited from taking Action Z.

13.2 Successors and Assigns. This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other party; provided, however, that each Party may, without such consent, assign this Agreement in its entirety to an Affiliate or to a successor in interest in connection with a Change of Control of such Party. Additionally, BlinkBio may, without such consent, assign its rights and/or obligations under this Agreement to lenders or other financing sources, or to an assignee of the BlinkBio Patents, subject in all cases to the assignee agreeing to be bound by the terms of this Agreement. BlinkBio may also assign its rights to any Third Party to (a) receive milestone and/or royalty payments payable hereunder, (b) receive the royalty reports described in Section 7.3, (c) audit Licensee’s records as described in Section 7.6, and (d) make indemnification claims against Licensee pursuant to Section 12.2, in each case directly in connection with the securitization or monetization of royalties or other payments due to BlinkBio hereunder (“Securitization”), and BlinkBio may disclose Licensee’s Confidential Information in confidence to such Third Party in connection with such Securitization in a manner consistent with Section 8. Any purported assignment in violation of the preceding shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and permitted assigns.

13.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.4 Amendment and Waiver. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any Party from the terms of any provision of this Agreement, shall be effective (a) only if it is made or given in writing and signed by both Parties and (b) only in the specific instance and for the specific purpose for which made or given.

13.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission (including by e-mail delivery of .pdf signed copies or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com), each of which will be binding when sent.

13.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts.  Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum.  The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.  Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

13.8 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.9 Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

13.10 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which commercial banks in the State of Delaware are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

13.11 Notices. All notices, demands or other formal or legal communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered if delivered via internationally recognized overnight courier and will be deemed to have been given three (3) business days thereafter. Such notices and communications shall be sent, as applicable, to the addresses indicated below:

If to Licensee, to:

OS Therapies Incorporated

Eastern Shore Innovation

Center 104 Tech Park Drive

Cambridge, MD 21613

US Attention: Paul Romness

[***]

If to BlinkBio, to:

BlinkBio, Inc.

Wyatts, Draughton Road, Maidwell

Northamptonshire NN6 9JF

United Kingdom

Attention: Colin Goddard

[***]

or such other address or to the attention of such other person as the recipient Party may specify upon notice to the other Party.

13.12 Expenses. Each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

13.13 Further Assurances. Each Party shall execute such documents and perform such further acts (including obtaining any entering into any assignment consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person) as may be reasonably required or desirable to carry out or to perform the provisions of, and consummate the transactions contemplated by, this Agreement.

13.14 Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

13.15 Independent Contractors. The relationship between Licensee and BlinkBio created by this Agreement is solely that of independent contractors.  This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.  Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

13.16 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for (i) the provisions of Section 12 (with respect to which the persons to which Section 12 applies shall be Third Party beneficiaries for Section 12 only in accordance with the terms and conditions of Section 12) and (ii) a Third Party in connection with its Securitization rights as described in Section 13.2 and (iii) the Co-Exclusive Licensee.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

BlinkBio, Inc.		OS Therapies Incorporated

By:	/s/ Colin Goddard	By:	/s/ Paul Romness
Name:	Colin Goddard	Name:	Paul Romness
Title:	Chief Executive Officer	Title:	Chief Executive Officer